Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-31754 and 33-57306 of Crown Resources Corporation on Form S-8 of our report dated April 12, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" and Statement Financial Accounting Standards No. 145 "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," described in Note 1 and an explanatory paragraph relating to the restatement described in Note 12), appearing in this Annual Report on Form 10-K of Crown Resources Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Denver, Colorado

April 12, 2004